Issuer Free Writing Prospectus

Dated November 10, 2026

Filed Pursuant to Rule 433

Registration Statement No. 333-298166

Pricing Term Sheet

FOX CORPORATION

5.625% Senior Notes due 2029 (the “2029 Notes”)

5.900% Senior Notes due 2031 (the “2031 Notes”)

6.150% Senior Notes due 2033 (the “2033 Notes”)

6.400% Senior Notes due 2036 (the “2036 Notes”)

7.125% Senior Notes due 2046 (the “2046 Notes”)

7.150% Senior Notes due 2056 (the “2056 Notes”)

7.300% Senior Notes due 2066 (the “2066 Notes”)

(collectively, the “Notes” and each, a “series” of Notes)

This Pricing Term Sheet, dated November 10, 2026, is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated November 10, 2026 (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Terms Applicable to each series of Notes

Issuer:	Fox Corporation (the “Issuer”)

Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, other than with respect to any series of the Notes for which the Issuer has exercised its option to redeem all of the Notes of such series or has defeased or discharged the Notes of such series as described in the Indenture, the Issuer will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase.

Optional Redemption Provisions:	Prior to the applicable Par Call Date (as defined below), the Issuer may redeem of any series of Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus: (i) 15 basis points, in the case of the 2029 Notes, (ii) 20 basis points, in the case of the 2031 Notes, (iii) 20 basis points, in the case of the 2033 Notes, (iv) 25 basis points, in the case of the 2036 Notes, (v) 30 basis points, in the case of the 2046 Notes, (vi) 30 basis points, in the case of the 2056 Notes, and (vii) 30 basis points, in the case of the 2066 Notes, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the Notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the Notes of any series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means (i) with respect to the 2029 Notes, October 15, 2029 (the date that is one (1) month prior to the maturity date of the 2029 Notes), (ii) with respect to the 2031 Notes, October 15, 2031 (the date that is one (1) month prior to the maturity date of the 2031 Notes), (iii) with respect to the 2033 Notes, September 15, 2033 (the date that is two (2) months prior to the maturity date of the 2033 Notes), (iv) with respect to the 2036 Notes, August 15, 2036 (the date that is three (3) months prior to the maturity date of the 2036 Notes), (v) with respect to the 2046 Notes, May 15, 2046 (the date that is six (6) months prior to the maturity date of the 2046 Notes), (vi) with respect to the 2056 Notes, May 15, 2056 (the date that is six (6) months prior to the maturity date of the 2056 Notes), and (vii) with respect to the 2066 Notes, May 15, 2066 (the date that is six (6) months prior to the maturity date of the 2066 Notes).

Trade Date:	November 10, 2026

Settlement Date:	November 13, 2026 (T+2)

The Issuer expects to deliver the Notes in book-entry form through the facility of the DTC on or about November 13, 2026, which will be the second business day following the initial trade of the Notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day preceding the settlement date should consult their own advisors.

Denominations/Multiple:	$2,000 x $1,000

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Use of Proceeds:	The Issuer intends to use the net proceeds from the offering of the Notes, after deducting estimated offering expenses, together with cash on hand, to repay all outstanding borrowings under the Bridge Facility.

Terms Applicable to the 2029 Notes

Title of Securities:	5.625% Senior Notes due 2029

Aggregate Principal Amount:	$750,000,000

Maturity Date:	November 15, 2029

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	100.000%, plus accrued interest, if any, from November 13, 2026

Coupon:	5.625%

Benchmark Treasury:	4.875% due October 15, 2029

Benchmark Treasury Price and Yield:	100-08+; 4.775%

Spread to Benchmark Treasury:	85 basis points

Yield to Maturity:	5.625%

CUSIP/ISIN No.:	35137L AP0 / US35137LAP04

Terms Applicable to the 2031 Notes

Title of Securities:	5.900% Senior Notes due 2031

Aggregate Principal Amount:	$1,500,000,000

Maturity Date:	November 15, 2031

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	99.940%, plus accrued interest, if any, from November 13, 2026

Coupon:	5.900%

Benchmark Treasury:	4.750% due October 31, 2031

Benchmark Treasury Price and Yield:	99-23; 4.814%

Spread to Benchmark Treasury:	110 basis points

Yield to Maturity:	5.914%

CUSIP/ISIN No.:	35137L AQ8 / US35137LAQ86

Terms Applicable to the 2033 Notes

Title of Securities:	6.150% Senior Notes due 2033

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	November 15, 2033

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	99.758%, plus accrued interest, if any, from November 13, 2026

Coupon:	6.150%

Benchmark Treasury:	4.875% due October 31, 2033

Benchmark Treasury Price and Yield:	99-28+; 4.893%

Spread to Benchmark Treasury:	130 basis points

Yield to Maturity:	6.193%

CUSIP/ISIN No.:	35137L AR6 / US35137LAR69

Terms Applicable to the 2036 Notes

Title of Securities:	6.400% Senior Notes due 2036

Aggregate Principal Amount:	$1,750,000,000

Maturity Date:	November 15, 2036

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	99.744%, plus accrued interest, if any, from November 13, 2026

Coupon:	6.400%

Benchmark Treasury:	4.625% due August 15, 2036

Benchmark Treasury Price and Yield:	97-07+; 4.985%

Spread to Benchmark Treasury:	145 basis points

Yield to Maturity:	6.435%

CUSIP/ISIN No.:	35137L AS4 / US35137LAS43

Terms Applicable to the 2046 Notes

Title of Securities:	7.125% Senior Notes due 2046

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	November 15, 2046

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	99.862%, plus accrued interest, if any, from November 13, 2026

Coupon:	7.125%

Benchmark Treasury:	5.125% due August 15, 2046

Benchmark Treasury Price and Yield:	96-26; 5.388%

Spread to Benchmark Treasury:	175 basis points

Yield to Maturity:	7.138%

CUSIP/ISIN No.:	35137L AT2 / US35137LAT26

Terms Applicable to the 2056 Notes

Title of Securities:	7.150% Senior Notes due 2056

Aggregate Principal Amount:	$1,500,000,000

Maturity Date:	November 15, 2056

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	99.400%, plus accrued interest, if any, from November 13, 2026

Coupon:	7.150%

Benchmark Treasury:	5.000% due May 15, 2056

Benchmark Treasury Price and Yield:	94-27; 5.349%

Spread to Benchmark Treasury:	185 basis points

Yield to Maturity:	7.199%

CUSIP/ISIN No.:	35137L AU9 / US35137LAU98

Terms Applicable to the 2066 Notes

Title of Securities:	7.300% Senior Notes due 2066

Aggregate Principal Amount:	$650,000,000

Maturity Date:	November 15, 2066

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2027

Record Dates:	May 1 and November 1

Issue Price:	99.370%, plus accrued interest, if any, from November 13, 2026

Coupon:	7.300%

Benchmark Treasury:	5.000% due May 15, 2056

Benchmark Treasury Price and Yield:	94-27; 5.349%

Spread to Benchmark Treasury:	200 basis points

Yield to Maturity:	7.349%

CUSIP/ISIN No.:	35137L AV7 / US35137LAV71

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement, for more complete information about the Issuer and the offering of the Notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the Preliminary Prospectus Supplement and accompanying prospectus may be obtained by contacting (i) Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department; Telephone: (866) 718-1649; e-mail: prospectus@morganstanley.com; (ii) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone: (800) 831-9146; e-mail: prospectus@citi.com; (iii) Deutsche Bank Securities Inc., 1 Columbus Circle, New York, NY 10019; Telephone: (800) 503-4611; (iv) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; or (v) J.P. Morgan Securities LLC, 270 Park Avenue, New York, NY 10017; Telephone: (212) 834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg email or another communication system.